Exhibit 23.1

Consent of Independent Auditors



The Board of Directors
Performance Food Group Company:

We consent to incorporation by reference in the registration statements (Nos. 333-78229, 333-12223 and 33-72400) on Form S-8 and the
registration statements (Nos. 333-68877 and 333-24679) on Form S-4 of Performance Food Group Company of our reports dated February 7, 2000, relating to the consolidated balance sheets of Performance Food Group Company and subsidiaries as of January 1, 2000 and January 2, 1999, the related consolidated statements of earnings, shareholders' equity and cash flows for each of the fiscal years in the three-year period ended January 1, 2000, and the related financial statement schedule, which reports are included in this Form 10-K.


                                   /s/ KPMG LLP

Richmond, Virginia
March 29, 2000